Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

Northpointe Bancshares, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock,	457(c) and 457(h)	3,650,470 (1)(3)	$14.50(2)	$52,931,815(2)	$ 0.00015310	$8,103.86
Equity	Common Stock,	457(c) and 457(h)	84,000(1)(3)(4)	$2.29(4)	$192,360(4)	$ 0.00015310	$29.45
Equity	Common Stock,	457(c) and 457(h)	68,966 (1)(2)(3)	$14.50(2)	$1,000,000(2)	$ 0.00015310	$153.10

Total Offering Amounts							$8,286.41

Total Fee Offsets				n/a

Net Fee Due							$8,286.41

(1)	Amount to be registered consists of: (i) 3,650,470 shares of the Company’s common stock (“Common Stock”) under the Northpointe Bancshares, Inc. Omnibus Incentive Plan (the “Omnibus Plan”); (ii) 84,000 shares of Common Stock underlying previously-granted and outstanding stock options (“Outstanding Stock Options”); (iii) 68,966shares of Common Stock plus an indeterminate number of plan interests that may be issued or distributed in connection with the investments in the ESOP under the Company’s 401(k) plan (“401(k) Plan” and, together with the Omnibus Plan and the Outstanding Stock Options, the “Plans”)); and (iv) such additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plans.

(2)	Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(h) and 457(c) under the Securities Act, based on the initial public offering price per share of Common Stock pursuant to the Registrant’s Registration Statement on Form S-1 (File No. 333-284419), declared effective on February 13, 2025.

(3)	Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued as a result of stock splits, stock dividends or similar transactions.

(4)	Pursuant to Rule 457(h), the proposed maximum offering price per unit is based on the weighted average exercise price of $2.29 per share for the stock options granted and outstanding.